Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned firm of Independent Petroleum Engineers, of Casper, Wyoming, United States, knows that it is named as having prepared an audit of a constant dollar reserves evaluation prepared by Nautilus Poplar LLC dated August 19, 2011 of the Montana interests of Magellan Petroleum Corporation, and hereby gives its consent to the use of its name and to the use of the said estimates.

Allen & Crouch Petroleum Engineers, Inc.

/s/ Richard L. Vine, P.E.
Richard L. Vine, P.E.

August 19, 2011